Exhibit 5
                                                         October 1, 1996
Western Resources, Inc.
818 Kansas Avenue
Topeka, Kansas  66612

Dear Sirs:

     As Executive Vice President and General Counsel of Western Resources, Inc. (the "Company"), and in connection with the proposed issue and sale, from time to time, of up to 3,000,000 shares of common stock, par value $5.00 per share, of the Company (hereinafter called the "Common Stock"), pursuant to the Western Resources, Inc. 1996 Long Term Incentive and Share Award Plan (the "Plan") with respect to which the Company is filing a Registration Statement on Form S-8 with the Securities and Exchange Commission under the Securities Act of 1933 to which Registration Statement this opinion shall be filed as an exhibit, I advise you that, in my opinion:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Kansas.

     2. Upon (a) authorization of the issue and sale of the Common Stock by regulatory commissions having jurisdiction, (b) the Registration Statement becoming effective under the Securities Act of 1933, and (c) full payment therefor in accordance with the Plan (assuming that the option price for which such shares will be issued, in every case, be not less than the par value of such shares), the Common Stock will be legally issued, validly outstanding, fully paid and nonassessable and the holders thereof will be entitled to the rights and privileges appertaining thereto, as set forth in the Company's Restated Articles of Incorporation, as amended.

     I hereby consent to the filing of a copy of this opinion as an exhibit to said Registration Statement. I also consent to the use of my name and the making of the statements with respect to myself in the Registration Statement and the Prospectus constituting a part thereof.

Very truly yours,

JOHN K. ROSENBERG
John K. Rosenberg